Exhibit 2

AUDITORS' REPORT

To the Shareholders of CFM Corporation

We have audited the consolidated statement of financial position of CFM Corporation as of September 27, 2003 and September 28, 2002 and the consolidated statements of operations and retained earnings and cash flows for each of the yearsended September 27, 2003, September 28, 2002 and September 29, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 27, 2003 and September 28, 2002 and the results of its operations and its cash flows for each of the years ended September 27, 2003, September 28, 2002 and September 29, 2001 in conformity with Canadian generally accepted accounting principles.

Toronto, Canada,	ERNST & YOUNG LLP
November 7, 2003.	Chartered Accountants

Consolidated Financial Statements

CFM Corporation

September 27, 2003

CFM Corporation

CONSOLIDATED STATEMENTS OF OPERATIONS
AND RETAINED EARNINGS

[in thousands of Canadian dollars except earnings per share]

	For the	For the	For the
year ended		year ended	year ended
September 27, 2003		September 28, 2002	September 29, 2001
	$	$	$

Sales	685,663	576,232	416,332
Cost of sales	498,017	402,534	278,892
Gross profit	187,646	173,698	137,440

Expenses
Selling and administrative, research and development [note 6]	100,892	91,734	68,096
Amortization	17,253	13,319	10,382
Amortization of goodwill	-	-	7,512
Interest income	(188)	(282)	(539)
Interest expense	8,382	7,127	8,363
Restructuring costs [note 13]	7,986	-	-
	134,325	111,898	93,814
Income before income taxes	53,321	61,800	43,626
Provision for income taxes [note 11]	17,464	19,719	12,228
Net income for the year	35,857	42,081	31,398

Retained earnings, beginning of year	156,501	119,942	94,465
Options repurchased [2002 - net of taxes of $1,584] [note 10]	-	(2,598)	(539)
Premium on repurchased common shares [note 10]	(5,363)	(1,076)	(5,382)
Goodwill impairment on transition [2002 - net of taxes of $166] [note 7]	-	(1,848)	-
Retained earnings, end of year	186,995	156,501	119,942

Earnings per share [note 15]	$0.89	1.06	0.82
Diluted earnings per share [note 15]	$0.88	1.03	0.81

See accompanying notes

CFM Corporation

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

[in thousands of Candian dollars]

As at September 27, 2003 and at September 28, 2002

	2003	2002
	$	$

ASSETS
Current
Cash and cash equivalents	18,110	11,720
Accounts receivable, net of allowance for doubtful
accounts of $2,238 [2002 - $1,485] [note 3]	144,111	156,064
Inventory [note 4]	107,694	118,232
Prepaid and other expenses	2,632	4,123
Future income taxes [note 11]	17,665	9,588
Total current assets	290,212	299,727
Capital assets, net [note 5]	101,776	116,376
Other assets [notes 6 & 12c]	7,184	6,780
Goodwill [note 7a]	217,665	232,716
Intangible assets [note 7b]	7,305	8,298
Future income taxes [note 11]	1,013	888
	625,155	664,785

LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Bank indebtedness	14,271	19,279
Accounts payable	41,005	49,242
Accrued employee compensation	9,689	7,844
Other accrued liabilities	32,722	22,066
Current portion of long-term debt [note 9]	11,091	16,338
Current portion of note payable [notes 8c & 8d]	6,689	14,722
Income taxes payable	3,095	1,370
Future income taxes [note 11]	1,978	205
Total current liabilities	120,540	131,066
Long-term debt [note 9]	145,334	157,695
Note payable [notes 8c & 8d]	2,842	4,978
Future income taxes [note 11]	25,233	27,662
Total liabilities	293,949	321,401

Minority interest	40	8
Contingencies and commitments [note 14]

Shareholders' equity
Share capital [note 10]	163,586	161,498
Retained earnings	186,995	156,501
Cumulative translation adjustment [note 16]	(19,415)	25,377
Total shareholders' equity	331,166	343,376
	625,155	664,785

See accompanying notes

On behalf of the Board:

Director	Director

CFM Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

[in thousands of Canadian dollars]

	For the	For the	For the
	year ended	year ended	year ended
September 27, 2003		September 28, 2002	September 29, 2001
	$	$	$

CASH FLOWS FROM OPERATING ACTIVITIES
Net income for the year	35,857	42,081	31,398
Add (deduct) items not involving cash
Amortization	17,253	13,319	17,894
Future income taxes	(2,967)	6,432	6,015
Non-cash interest on Keanall note payable [note 8d]	284	357	-
Loss / (gain) on disposal of capital assets	85	144	(175)
Restructuring costs	7,690	-
Minority interest	32	(11)	(93)
	58,234	62,322	55,039
Changes in non-cash working capital [note 17]	8,141	(12,141)	(20,646)
Cash flows provided by operating activities	66,375	50,181	34,393

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions [note 8]	(4,404)	(29,421)	(23,363)
Purchase of capital assets	(12,307)	(20,854)	(16,525)
Development costs	(655)	(584)	(1,459)
Proceeds on disposal of capital assets	46	64	328
Cash flows used in investing activities	(17,320)	(50,795)	(41,019)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from senior notes	82,061	-	-
Repayment of non-revolving term facilities	(26,811)	(11,280)	(15,074)
Revolving term facility, net	(69,876)	31,645	17,747
Bank indebtedness	(4,193)	3,445	3,574
Repayment of note payable [note 8]	(15,000)	(10,000)	-
Repurchase of common shares [note 10]	(8,090)	(1,705)	(10,537)
Options repurchased [note 10]	-	(4,182)	(870)
Issuance of common shares [note 10]	2,951	114	151
Deferred financing costs [note 6]	(2,411)	-	-
Cash flows provided by (used in) financing activities	(41,369)	8,037	(5,009)
Effect of foreign currency translation on cash and cash equivalents	(1,296)	31	(572)
Net increase (decrease) in cash and cash equivalents
during the year	6,390	7,454	(12,207)
Cash and cash equivalents, beginning of year	11,720	4,266	16,473
Cash and cash equivalents, end of year	18,110	11,720	4,266

Supplementary cash flow information
Cash taxes paid	18,367	1,068	11,552
Cash interest paid	6,838	6,424	7,582

See accompanying notes

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

1. NATURE OF OPERATIONS

CFM Corporation (the "Company") is amalgamated under the laws of the Province of Ontario. The Company is a vertically integrated manufacturer of hearth and home products in North America and the United Kingdom. The Company designs, develops, manufactures and distributes hearth and space heating products, barbecue and outdoor products and water dispensing and purification products. The Company maintains an ongoing program of research and development aimed at continually improving the quality, design, features and efficiency of its products. The Company began operating in 1987 in Mississauga, Ontario and now has seven facilities in Ontario, nine facilities in the United States and one in Stoke-on-Trent, England.

2. SIGNIFICANT ACCOUNTING POLICIES

The Company's accounting policies are in accordance with Canadian generally accepted accounting principles.

Consolidation

These consolidated financial statements include the accounts of the Company, its subsidiaries from the dates of their acquisition and the proportionate share of the assets, liabilities and results of operations from its joint venture interest. All significant intercompany amounts and transactions have been eliminated upon consolidation.

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent; however, actual results could differ from these estimates.

Translation of foreign currencies

The accounts of self-sustaining foreign operations are translated into Canadian dollars using the current rate method, under which all assets and liabilities are translated at the exchange rate prevailing at year end, and revenue and expenses at average rates of exchange during the year. Gains and losses on the translation of these account balances are not included in the consolidated statement of operations and retained earnings but are deferred and shown as a separate item of shareholders' equity.

Foreign currency denominated monetary assets and liabilities of Canadian operations are translated at the exchange rate prevailing at year end, and revenue and expenses at average rates of exchange during the year. Exchange gains and losses arising on the translation of the accounts are included in income. Long-

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

term debt payable in foreign currency is translated at the exchange rate prevailing at the year end, with the resulting adjustment included as a separate item in shareholders' equity if the related debt has been designated as a hedge against the net investment in foreign operations.

Cash and cash equivalents

All highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents.

Inventory

Inventory is carried at the lower of cost, as determined on a first-in, first-out basis, and market value. Market value is defined as net realizable value for finished goods and work-in-process, and replacement cost for raw materials.

Capital assets

Capital assets are recorded at cost less accumulated amortization. Amortization is provided on the original cost less estimated salvage value of buildings and equipment using the straight-line method based on estimated useful lives as follows:

Buildings	31 years
Leasehold improvements	over lease term
Machinery and equipment	4 to 20 years
Computer hardware and software	4 to 7 years
Automotive equipment	4 to 7 years
Office furniture and equipment	10 years

Amortization commences on capital assets under construction once the construction has been completed.

Other assets

Deferred charges are carried at cost less accumulated amortization.

Research and development costs

Research and development costs are expensed as incurred unless the development costs meet the criteria for deferral. Deferred development costs are amortized over the estimated product life not longer than three years and are subject to an annual impairment assessment.

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

Deferred start-up costs

Costs incurred during the start-up period prior to commencement of commercial operations of new facilities or businesses are deferred. Amortization of these deferred costs commences when the pre-operating period ends. Amortization is provided on a straight line basis over five years.

Deferred financing costs

Deferred financing costs are amortized on a straight-line basis over the remaining term of the corresponding debt.

Goodwill

Goodwill comprises the excess of cost over fair values of the underlying net assets acquired arising from business combinations accounted for using the purchase method. Goodwill is subject to an assessment of impairment by applying a fair value based test on an annual basis.

Intangible assets

Intangible assets with finite useful lives are amortized over their useful lives.

Income taxes

The Company uses the liability method of tax allocation for accounting for income taxes. Under the liability method of tax allocation, future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Revenue recognition

Revenue from sales of manufactured products, net of allowances for potential returned merchandise which are determined by reference to past experience and expectations, is recognized either at the date of shipment or delivery, depending on the shipping terms. Commission revenue is earned when an exclusive manufacturer ships product directly to the customer.

Stock-based compensation

Effective fiscal 2003, the Company adopted the recommendations of the CICA Section 3870, "Stock-Based Compensation and Other Stock-Based Payments". This change was applied prospectively and had

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

no impact on the financial position or results of operations of the Company. The new recommendations were applied to awards granted after the date of adoption.

Compensation expense is not recognized when stock options are issued to employees. Consideration received on the exercise of stock options is charged to share capital. Proforma disclosure of net income and earnings per share will be provided as if all awards were accounted for using the fair value method. Proforma compensation expense is recognized over the vesting period of the option.

Earnings per share

Basic earnings per share has been determined by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated in accordance with the treasury stock method and is based on the weighted average number of common shares and dilutive common share equivalents outstanding.

Derivative financial instruments

Interest rate swap contracts are used to hedge current and anticipated interest rate risks. Interest paid or received under such swap contracts is recognized over the life of the contracts as adjustments to interest expense. Unrealized gains or losses resulting from market movements are not recognized.

3. ACCOUNTS RECEIVABLE

The combined accounts receivable of three customers represent 33% of the total receivable outstanding at September 27, 2003 (three customers represented 52% of the total receivable outstanding at September 28, 2002).

For the year ended September 27, 2003, three customers (2002 - three customers) accounted for 41% (2002 - 38%) of annual sales.

4. INVENTORY

Inventory consists of the following:

	2003	2002
	$	$

Raw materials	26,811	40,466
Work-in-process	9,442	13,520
Finished goods	71,441	64,246
	107,694	118,232

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

5. CAPITAL ASSETS

Capital assets consist of the following:

	2003
		Accumulated	Net book
	Cost	amortization	value
	$	$	$

Land	6,761	-	6,761
Buildings	31,672	5,778	25,894
Leasehold improvements	8,145	1,810	6,335
Machinery and equipment	96,247	46,159	50,088
Computer hardware and software	18,482	10,532	7,950
Automotive equipment	1,051	846	205
Office furniture and equipment	6,009	3,014	2,995
Capital assets under construction	1,548	-	1,548
	169,915	68,139	101,776

	2002
		Accumulated	Net book
	Cost	amortization	value
	$	$	$

Land	6,987	-	6,987
Buildings	33,788	4,989	28,799
Leasehold improvements	10,356	1,258	9,098
Machinery and equipment	95,783	37,787	57,996
Computer hardware and software	13,719	8,046	5,673
Automotive equipment	1,008	709	299
Office furniture and equipment	7,393	2,322	5,071
Capital assets under construction	2,453	-	2,453
	171,487	55,111	116,376

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

6. OTHER ASSETS

Other assets consists of the following (net of amortization):

	2003	2002
	$	$

Deferred barbeque facility start-up costs	2,364	3,195
Deferred development costs	1,590	1,792
Deferred financing costs	2,976	1,442
Other	254	351
	7,184	6,780

Changes in the carrying amount of other assets for the year ended September 27, 2003 were:

	Deferred
	barbecue	Deferred	Deferred	Other
	facility start-up	development	financing	deferred
	costs	costs	costs	costs
Balance as at September 28, 2002	3,195	1,792	1,442	351
Additions	-	655	2,411	-
Amortization	(831)	(626)	(877)	(78)
Impairment of development costs	-	(158)	-	-
Foreign currency translation	-	(73)	-	(19)
Balance as at September 27, 2003	2,364	1,590	2,976	254

Research and development expenses for the year ended September 27, 2003 were $8,388 (2002 - $6,976; 2001 - $4,292).

Amortization of deferred barbeque facility start up costs in the year was $831 (2002 - $623; 2001 - nil).

Additions to deferred development costs in the year were $655 (2002 - $584; 2001 - $1,459). Amortization of deferred development costs in the year was $626 (2002 - $659; 2001 - $102).

Additions to deferred financing costs include interest paid under swap contracts expired on August 20, 2003 of $2,063 and $348 of financing fees associated with other long-term debt.

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

7. GOODWILL AND INTANGIBLE ASSETS

(a) Goodwill

In 2002, it was determined that the goodwill of the United Kingdom subsidiary was impaired. In accordance with the transition rules, the net write-down, including goodwill and deferred tax liabilities, of $1,848 was charged to opening retained earnings. In implementing the recommendations of the CICA with respect to accounting for business combinations, goodwill and intangibles, future tax liabilities of $2,752 recorded at the time of a prior year acquisition, were reclassified against goodwill.

Changes in the carrying amount of goodwill are as follows:

$
Balance as at September 29, 2001	172,051
Goodwill acquired on the purchase of The Great Outdoors (note 8c)	12,859
Goodwill acquired on the purchase of Keanall (note 8d)	51,508
Transitional impairment loss	(2,014)
Adjustment of future tax liabilities	(2,752)
Foreign currency translation	336
Other	728
Balance as at September 28, 2002	232,716

Goodwill acquired on the purchase of The Great Outdoors (note 8c)	4,547
Adjustments to purchase price allocation of The Great Outdoors (note 8c)	(57)
Adjustments to purchase price allocation of Keanall (note 8d)	(636)
Goodwill acquired on the purchase of Greenway (note 8b)	3,535
Foreign currency translation	(22,396)
Other	(44)
Balance as at September 27, 2003	217,665

The change in policy with respect to the amortization of goodwill has been applied prospectively. The consolidated financial statements for the year ended September 28, 2002 have been prepared in accordance with the new policy. The consolidated financial statements for the year ended September 29, 2001 have not been adjusted. The pro forma impact on the prior period is as follows:

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

	For the year ended	For the year ended	For the year ended
	September 27, 2003	September 28, 2002	September 29, 2001
	$	$	$

Reported net income	35,857	42,081	31,398
Add back: goodwill amortization (net of income taxes) -		-	4,983
Adjusted net income	35,857	42,081	36,381

Basic earnings per share	0.89	1.06	0.82
Goodwill amortization	-	-	0.13
Adjusted earnings per share	0.89	1.06	0.95

Diluted earnings per share	0.88	1.03	0.81
Goodwill amortization	-	-	0.13
Adjusted diluted earnings per share	0.88	1.03	0.94

(b) Intangible Assets

As part of the asset purchase of Harris Systems Inc. on November 1, 1997, the Company purchased a long-term facility operating lease. The market value of the lease exceeded the present value of the future lease commitments. This leasehold right was recognized as an asset at the time of the acquisition and has been amortized over the lease term of which seventeen years remain.

Trademarks include the British hearth trademarks acquired on April 9, 2002 (Note 8e).

	September 27, 2003	September 28, 2002
	$	$

Leasehold rights	4,817	5,964
Trademarks	1,518	1,655
Other	970	679
	7,305	8,298

Amortization expense of intangible assets for the year ended September 27, 2003 was $789 (2002 - $349; 2001 - $340).

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

8. ACQUISITIONS

a) Century Heating

Effective June 17, 2003, the Company acquired substantially all of the net assets of a manufacturer of wood stove products sold under the Century Heating Product brand, located in Orillia, Ontario, for cash consideration including acquisition costs, of $2,267.

The results of operations from the date of acquisition are included in the Company's consolidated statement of operations for the year ended September 27, 2003. The acquisition was accounted for using the purchase method with the purchase price allocated to net identifiable assets at their fair values. The purchase price allocation is subject to change based on final determination of these fair value amounts.

The following is a summary of the acquisition representing the estimated values assigned and consideration given:

$

Current assets acquired	2,660
Long term assets acquired	552
Current liabilities assumed	(926)
Long term liabilities assumed	(19)
2,267

Consideration:

Cash, including acquisition costs	2,267

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

b) Greenway Home Products Inc.

Effective October 3, 2002, the Company acquired all the issued and outstanding shares of Greenway Home Products Inc. ("Greenway") of Guelph, Ontario. Greenway is a participant in the residential water dispensing, purification and air treatment products market, offering a line of innovative water dispensing, water purification and air treatment appliances. In October 2002, the Company satisfied the purchase price by a cash payment, including acquisition costs of $1,365. Additional contingent consideration not to exceed $35,000 will be paid based on the earnings performance of Greenway over a number of specified periods. The first such payment was earned based on the earnings performance for the year ended December 31, 2002 and was satisfied on April 24, 2003 with a $1,771 cash payment and the issuance of 126,494 shares of the Company valued at $1,866. The fair value of the Company's common shares was $14.75 each representing the average market price on the payment date. The remaining contingent consideration will be payable only once the earnings of Greenway have reached a stipulated level and any such consideration will not exceed $31,458. All future contingent consideration paid will be recorded to goodwill.

The results of operations of Greenway from the date of acquisition are included in the Company's consolidated statement of operations for the year ended September 27, 2003. The acquisition was accounted for using the purchase method with the purchase price allocated to net identifiable assets at their estimated fair values.

The following is a summary of the acquisition representing the estimated values assigned and consideration given:

$

Current assets acquired	4,988
Long term assets acquired	139
Current liabilities assumed	(5,002)
Goodwill	3,535
3,660

Consideration:

Cash, including acquisition costs (net of cash acquired of $1,342)	1,794
Share capital issued	1,866
3,660

None of the goodwill is tax deductible.

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

c) The Great Outdoors Grill Company

Effective May 30, 2002, the Company acquired all the issued and outstanding shares of The Great Outdoors Grill Company ("TGO") of Joplin, Missouri. TGO is a North American manufacturer and distributor of quality cast aluminum barbecues. The Company satisfied the purchase price by a cash payment, including acquisition costs, of $15,765 and the issuance of 195,366 common shares of the Company valued at $3,102. The fair value of CFM shares was $15.88 representing the average market price on the announcement date. Additional contingent consideration of US$3,361, in the form of a non-interest bearing promissory note, will be paid in equal installments over a two-year period commencing on January 2, 2004. The discounted value of the contingent consideration has been recorded as goodwill. The results of the operations of TGO from the date of acquisition are included in the Company's consolidated statement of operations from the date of acquisition.

The following is a summary of the acquisition representing the final values assigned and consideration given:

$
Current assets acquired	17,036
Long term assets acquired	2,837
Current liabilities assumed	(13,808)
Goodwill	17,349
23,414

Consideration:

Cash, including acquisition costs	15,765
Unsecured note payable	4,547
Share capital issued	3,102
23,414

It is estimated that goodwill of $9,012 is tax deductible.

d) Keanall Holdings Limited

Effective January 2, 2002, the Company acquired all the issued and outstanding shares of Keanall Holdings Limited ("Keanall") of Mississauga, Ontario. Keanall is a leading manufacturer and distributor of quality after-market gas grill products to many of North America's largest retailers that serve the recreational and home improvement market. Under the terms of the transaction, the Company satisfied the purchase price with a combination of a cash payment, including acquisition costs, of $10,848, the issuance of a $30,000 face value non-interest bearing note repayable monthly over 24 months with a fair value of $29,343, and a further $30,366, paid by the issuance of 2,526,314 common shares of the Company. The fair value of the Company's common shares was $12.02 representing the average market price on the announcement date. The results of the operations of Keanall from the date of acquisition are included in the Company's consolidated statement of operations.

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

The following is a summary of the acquisition representing the final values assigned and consideration given:

$

Current assets acquired	24,576
Long term assets acquired	12,224
Intangible assets acquired	212
Current liabilities assumed	(17,327)
Goodwill	50,872
70,557

Consideration:
$

Cash, including acquisition costs	10,848
Unsecured note payable	29,343
Share capital issued	30,366
70,557

It is estimated that goodwill of $15,000 is tax deductible.

e) Other

Effective April 9, 2002, the Company acquired substantially all of the net assets of a British hearth fireplace business for cash consideration, including acquisition costs of $2,718.

The results of operations from the date of acquisition are included in the Company's consolidated statement of operations. The acquisition was accounted for using the purchase method with the purchase price allocated to net identifiable assets at their fair values.

The following is a summary of the assets purchased:

$

Current assets acquired	685
Long term assets acquired	114
Intangible assets	1,563
Liabilities assumed	(68)
Goodwill	424
2,718

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

9. BANK INDEBTEDNESS AND LONG-TERM DEBT

Long-term debt consists of the following:
	2003	2002
	$	$

Senior Unsecured Notes Series A issued September 12, 2003 for a ten-year period at a fixed interest rate of 6.1%. The principal repayment of US$60,000 is due on September 12, 2013. Semi-
annual interest payments due in arrears on March 12 and
September 12 of each year.	81,174	-

Non-revolving term credit facility currently advanced at fixed and floating rates not exceeding 90 days (2002 - 90 days) with a weighted average rate of 4.74% (2002 - 4.47%) repayable over quarterly installments beginning September 28, 2000 and is to be fully paid by July 26, 2005. As at September 27, 2003 the
Company may borrow up to $28,775 (2002 - $55,000) with Pound
Sterling advances not to exceed 5,000. Included in the amount outstanding at September 27, 2003 was U.S. dollar debt of
US$6,500 (2002 - US$4,035) and U.K. pound sterling debt of
2,050 (2002 - 3,400).	26,155	53,703

Revolving operating loans currently advanced at fixed and floating rates not exceeding 90 days (2002 - 90 days) with a weighted average rate of 4.52% (2002 - 4.50%) under which the Company may borrow up to $111,862 (2002 - $130,000). Letters of credit totaling $21,405 (2002 - $8,549) have been issued against this facility. Included in the amount outstanding at September 27,
2003 was U.K. pound sterling debt of 1,050 (2002 - nil). The
credit facility expires on July 26, 2005.	44,909	54,000

Revolving term credit facility of up to $40,426 (2002 - $80,000)
advanced at fixed rates and/or floating rates not exceeding 90 days
(2002 - 90 days) with a weighted average rate in 2002 of 4.31%.
Included in the amount outstanding at September 28, 2002 was
U.S. dollar debt of $8,000. The credit facility expires on July 26,
2005.	-	60,468

Other long-term debt bearing interest at 4.88% (2002 - 4.94%).	4,187	5,862
	156,425	174,033
Less current portion	11,091	16,338
	145,334	157,695

Senior Unsecured Notes Series B were issued on September 12, 2003 with the US$65,000 of the proceeds not received until November 21, 2003 for a ten-year period with a fixed interest rate of 6.1%. Principal

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

repayment of US$65,000 is due on November 21, 2013. Semi-annual interest payments are due in arrears on May 21 and November 21 of each year.

The Company's syndicated credit agreement, which consists of the non-revolving and revolving term facility and the revolving operating loan expires on July 26, 2005 with the revolving facilities extended annually for an additional 364-day period. As at September 27, 2003, the Company's total available line of credit was $203,562 (2002 - $265,000).

In accordance with the syndicated credit agreement, the Company may borrow in Canadian, U.S. dollars and U.K. pounds sterling by way of prime rate based loans, Bankers' Acceptances, LIBOR loans or any combination thereof. Fair values of the committed long-term facilities and other long-term debt are not materially different from the carrying values.

Effective September 12, 2003, the Senior Unsecured Notes Series A proceeds were used to repay the non-revolving term credit facility and this facility, excluding UK Pound Sterling advances, was cancelled.

The credit agreement includes certain restrictive covenants and undertakings.

The future minimum annual principal repayments of long-term debt over the next five years and thereafter are as follows:

$

2004	11,091
2005	60,550
2006	230
2007	230
2008	230
Thereafter	84,094
156,425

Interest on long-term debt amounted to $7,506 for the year ended September 27, 2003 (2002 - $6,845; 2001 - $7,245).

Bank Indebtedness

As part of the total available credit facility of $203,562, the Company has available operating lines totaling $106,454, which includes bank overdraft facilities in Canada and the U.S..

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

10. SHARE CAPITAL

The Company's authorized share capital consists of an unlimited number of common shares without nominal or par value.

[a] Issued and outstanding

	Number of shares	Amount
	#	$
	[in thousands]
Balance September 30, 2000	39,532	133,549
Options exercised	14	56
Employee share purchase plan [i]	15	95
Shares repurchased and cancelled [ii]	(1,525)	(5,155)
Balance September 29, 2001	38,036	128,545
Shares cancelled [iii]	(6,000)	(23,870)
Shares issued [iii]	6,000	23,870
Share consideration for Keanall acquisition	2,526	30,366
Share consideration for The Great Outdoors acquisition	195	3,102
Options exercised	-	3
Employee share purchase plan [i]	10	111
Shares repurchased and cancelled [ii]	(179)	(629)
Balance September 28, 2002	40,588	161,498
Share consideration for Greenway acquisition	127	1,866
Options exercised	359	2,826
Employee share purchase plan [i]	12	124
Shares repurchased and cancelled [ii]	(686)	(2,728)
Balance September 27, 2003	40,400	163,586

  The Company has established an Employee Share Purchase Plan ("ESPP") in order to encourage employees to participate in the growth and development of the Company. Annually, all eligible employees may contribute to the ESPP an amount up to 20% of their aggregate base cash compensation received in the previous year. Throughout the year, the administrator, on behalf of each participating employee, purchases shares from the Company at market price less a 15% discount. Employees can sell 85% of these share accounts at any time. The remaining 15% of the employee's share account vests equally over four quarters after the quarter in which shares were purchased. During fiscal 2003, 11,877 [2002 - 9,520; 2001 - 15,202] shares were issued under the ESPP for $124 [2002 - $111; 2001 - $95].

  On October 3, 2002, the Company filed a Normal Course Issuer Bid enabling it to make market purchases of up to 2,800,000 of its common shares commencing October 9, 2002 during the next twelve-month period. As at October 8, 2003, the expiry date of the Normal Course Issuer Bid, a total of 685,600 shares had been repurchased and cancelled at an average price of $11.78.

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

Details of fiscal 2003 repurchases are as follows:

	Number of	Price paid
Month of purchase	shares purchased	per share
	#	$
November 2002	410,400	11.6449
December 2002	53,300	11.6243
January 2003	221,900	12.0000
	685,600

On October 9, 2001, the Company filed a Normal Course Issuer Bid enabling it to make market purchases of up to 2,800,000 of its common shares during the next twelve-month period. As at October 8, 2002, the expiry date of the Normal Course Issuer Bid, a total of 179,500 shares had been repurchased and cancelled at an average price of $9.48.

Details of fiscal 2002 repurchases are as follows:

	Number of	Price paid
Month of purchase	shares purchased	per share
	#	$
October 2001	95,000	8.0000
November 2001	44,400	8.0000
July 2002	40,100	14.5145
	179,500

On September 27, 2000, the Company filed a Normal Course Issuer Bid enabling it to make market purchases of up to 2,987,000 of its common shares during the next twelve-month period. As at September 26, 2001, the expiry date of the Normal Course Issuer Bid, a total of 1,525,200 shares had been repurchased and cancelled at an average price of $6.92.

Details of fiscal 2001 repurchases are as follows:

	Number of	Price paid
Month of purchase	shares purchased	per share
	#	$
October 2000	211,100	6.8976
November 2000	693,300	6.5870
December 2000	359,300	6.4491
January 2001	100,800	7.2812
February 2001	10,300	8.1403
March 2001	18,200	8.7280
April 2001	2,100	9.0952
July 2001	30,100	8.6997
September 2001	100,000	9.0000
	1,525,200

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

  During 2002, the Company purchased from and issued to an Officer and shareholder of the Company an equivalent number of common shares. This transaction, which was subject to regulatory approval, was reviewed and approved by the Board.

[b] Stock options

Under the terms of the Stock Option Plan, all options are granted for a term of seven years commencing on the date of grant. All options granted prior to January 10, 2000 are exercisable six years and three hundred and sixty days from the date upon which such options were granted. For all options granted after January 10, 2000 and before July 24, 2002, one-third of such options will become exercisable as of each of the first, second and third anniversaries, respectively, of the date such options are granted. For all options granted after July 24, 2002, one-fourth of such options will become exercisable as of each of the first, second, third and fourth anniversaries, respectively, of the date such options are granted.

Options granted prior to September 15, 1999, may vest early if certain stock price performance criteria are met, being, one-third of the options granted in each fiscal year will become exercisable as of the first day of each of the three immediately following fiscal years, provided that the cumulative percentage increase in the market value of the common shares of the Company since the first day of the fiscal year in which the options were granted has been at least equal to 110% of the cumulative increase of the Toronto Stock Exchange 300 Index during the same period.

Options granted after September 15, 1999 but prior to January 10, 2000 may vest early if certain stock price performance criteria are met, being one-third of the options granted in each fiscal year will become exercisable as of the first day of each of the three immediately following fiscal years, provided that the cumulative percentage increase in the market value of the common shares of the Company since the first day of the fiscal year in which the options were granted has been at least equal to the cumulative percentage increase of the Toronto Stock Exchange Industrial Products Index during the same period.

Under the Stock Option Plan, the Company is authorized to issue a maximum of 5,624,500 common shares. As at September 27, 2003, a total of 835,752 common shares are available for future grants and options.

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

A summary of the Stock Option Plan as of September 27, 2003 and September 28, 2002 and changes during the years ended on these dates is presented below:

		Weighted	Number
	Options	average	of vested
	outstanding	price	options
	#	$	#
Outstanding at September 30, 2000	2,702,610	8.20	339,949
Granted	1,162,000	9.62
Exercised	(14,000)	4.00
Repurchased	(306,471)	7.12
Forfeited	(215,468)	9.11
Outstanding at September 29, 2001	3,328,671	8.75	379,700
Granted	1,049,000	13.99
Exercised	(333)	9.50
Repurchased	(625,470)	8.33
Forfeited	(189,832)	9.20
Outstanding at September 28, 2002	3,562,036	10.37	297,582
Granted	1,035,000	9.99
Exercised	(358,840)	7.88
Repurchased	-	-
Forfeited	(774,622)	10.98
Outstanding at September 27, 2003	3,463,574	10.37	1,205,999

The following table outlines stock options outstanding at September 27, 2003:

		Options
Options outstanding	Exercise price	exercisable	Expiry date
#	$	#
12,000	8.375	12,000	November 27, 2003
129,341	12.625	-	October 1, 2004
134,992	7.800	5,675	October 1, 2005
254,657	11.250	133,340	October 4, 2006
435,981	6.250	435,981	July 26, 2007
33,333	6.700	-	November 21, 2007
656,770	9.500	419,461	July 25, 2008
10,000	9.750	6,667	September 10, 2008
755,000	14.000	191,250	July 24, 2009
6,500	12.500	1,625	September 25, 2009
1,035,000	9.990	-	August 1, 2010

The Stock Option Plan was amended on September 26, 2002 removing the repurchase alternative [2002 - 625,470 options were repurchased for $4,182; 2001 - 306,471 options were repurchased for $870]. During fiscal 2003, 358,840 options [2002 - 333; 2001 - 14,000] were exercised for common shares.

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

A summary of options outstanding at September 27, 2003 is as follows:

	Total Options Outstanding			Total Options Exercisable

Number of	Range of	Weighted	Weighted	Number of	Weighted
Options	Exercise Prices	Average	Average	Exercisable	Average
Outstanding		Exercise	Remaining	Options	Exercise
		Price	Life		Price

2,318,076	6.250 -10.000	8.96	5.34	879,784	7.87
1,145,498	10.000 - 14.000	13.22	4.66	326,215	12.87

The closing market value of the Company's common stock at September 27, 2003 was $11.04.

The Company does not apply the fair value method of accounting for stock-based compensation awards granted to employees. Accordingly, no compensation expense has been recognized for stock options issued under this plan for 2003. Section 3870, "Stock-based Compensation and Other Stock-based Payments" provides that companies should also disclose, on a proforma basis, net earnings and earnings per share had the Company adopted the fair value method for accounting for stock options. Had compensation expense been determined based on the fair value at the grant date for stock options granted in fiscal 2003, the Company's results would have been as follows:

For the year ended September 27, 2003

Net income for the year:
As reported	35,857
Proforma	35,740

Net income per share as reported:
Basic	0.89
Diluted	0.88

Proforma net income per share:
Basic	0.89
Diluted	0.88

The fair value of the options granted during the year was $4.37 per option. The fair value of the stock option grant was determined using the Black-Scholes option pricing model, based on the following assumptions:

For the year ended September 27, 2003

Risk-free interest rate	3.86%
Average expected life (years)	5
Expected volatility	0.441
Expected dividend yield	-

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

11. INCOME TAXES

[a] Rate reconciliation

The Company's effective income tax rates for the years ended September 27, 2003, September 28, 2002 and September 29, 2001 are derived as follows:

	2003	2002	2001
	%	%	%

Combined Canadian federal and provincial tax rate	37.14	38.62	43.31
Manufacturing and processing profits deduction	(.40)	(.16)	(.80)
Income taxes at different rates in foreign jurisdictions	(7.52)	(7.46)	(15.04)
Permanent differences and other	3.53	.91	.56
	32.75	31.91	28.03

[b] Provision for (recovery of) income taxes

The components of income before income taxes by jurisdiction are as follows:

	2003	2002	2001
	$	$	$

Income before income taxes and amortization of goodwill	53,321	61,800	51,138
Amortization of goodwill, net of tax	-	-	(4,983)
Income tax on amortization of goodwill	-	-	(2,529)
Income before income taxes	53,321	61,800	43,626
Domestic	1,425	2,224	3,111
Foreign	51,896	59,576	40,515
	53,321	61,800	43,626

The provision for income taxes consists of the following:

	2003	2002	2001
	$	$	$

Income taxes before the undernoted	17,464	19,719	14,757
Income taxes on amortization of goodwill	-	-	(2,529)
Income taxes	17,464	19,719	12,228
Current	20,431	13,287	2,728
Future	(2,967)	6,432	9,500
	17,464	19,719	15,257

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

The details of the provision for current income taxes are as follows:

	2003	2002	2001
	$	$	$

Canadian federal taxes	555	(444)	(117)
Provincial taxes	184	(437)	(63)
Foreign taxes	19,692	14,168	2,908
	20,431	13,287	2,728

The details of the provision (recovery of) for future income taxes are as follows:

	2003	2002	2001
	$	$	$

Canadian federal taxes	107	1,028	488
Provincial taxes	169	463	251
Foreign taxes	(3,243)	4,941	8,761
	(2,967)	6,432	9,500

[c] Provision for (recovery of) future income taxes

Future income taxes have been provided on temporary differences consisting of the following:

	2003	2002	2001
	$	$	$

Reserves and allowances	(6,231)	1,100	813
Inventory	(1,336)	(835)	1,368
Capital assets	(295)	2,085	1,673
Goodwill	4,000	4,137	634
Financing	21	13	14
Compensation	427	44	25
Tax deferred income	1,103	111	-
Net operating losses	(535)	(326)	4,660
Other	(121)	103	313
	(2,967)	6,432	9,500

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

[d]Future income tax assets and liabilities

Future income taxes have been provided on temporary differences consisting of the following:

	2003	2002	2001
	$	$	$

Current future income tax assets
Reserves and allowances	11,308	6,115	3,531
Net operating losses	3,005	632	1,717
Inventory	2,723	2,041	843
Compensation	757	618	556
Stock options	-	404
Other	(128)	(222)	(200)
Total current future income tax assets	17,665	9,588	6,447
Current future income tax liabilities	(1,978)	(205)	(231)
Net current future income tax assets	15,687	9,383	6,216

Long-term future income tax assets
Net operating losses	110	595	467
Other	903	293	163
Total long-term future income tax assets	1,013	888	630

Long-term future income tax liabilities
Goodwill	13,257	11,099	7,578
Capital assets	9,038	10,407	7,584
Reserves and allowances	1,244	1,238	2,674
Tax deferred income	1,033	604	-
Financing	99	4,117	78
Other	562	197	730
Total long-term future income tax liabilities	25,233	27,662	18,644
Net long-term future income tax liabilities	24,220	26,774	18,014

The Company has recognized the full amount of its future income tax assets with no valuation allowance for each of the years presented.

As at September 27, 2003, the Company has combined income tax losses of approximately $9,176 (2002 - $3,485; 2001 - $2,989) which can be applied against future years' taxable income, the benefit of which has been recorded in the consolidated financial statements. $2,130 of these income tax losses do not expire. The remainder of the income tax losses of $7,046 may be carried forward to 2010.

12. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

a) Fair value of financial statements

The following methods and assumptions were used in estimating the fair values of financial instruments:

Current financial assets and liabilities: Terms are such that their carrying amounts approximate fair values.

Variable rate bank facilities: The carrying amounts of variable rate debt approximate fair value because the rates are reflective of the current market.

Committed long-term bank facilities and other long-term debt: Fair values are estimated using discounted cash flow analysis based on current incremental borrowing rates for similar borrowing arrangement.

b) Credit risk

The Company's financial assets that are exposed to credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents consist of short-term investments, primarily overnight deposits, and are invested with recognized Canadian and U.S. banks.

c) Interest rate risk

Long-term debt bears interest at fluctuating and fixed rates.

The Company entered into an interest swap contract to hedge against exposures to increases in interest rates prior to the coupon rate being set for the Senior Unsecured Notes. On August 6, 2003 the Company entered into a series of interest swap contracts at an average of 4.37% covering $125,000 U.S. of long-term debt. These contracts expired on August 20, 2003.

The coupon rate set on August 20, 2003 for this fixed rate debt was based on U.S. ten year Treasury rate of 4.50% resulting in prepaid interest of $2,062. This prepaid interest is included in deferred financing costs (note 6) and amortized to interest expense over the ten-year term to maturity.

d) Foreign currency risk

A significant portion of the Company's operations relates to subsidiaries located in the United States that are considered self-sustaining.

The parent Company and subsidiaries located in Canada maintain their accounts in Canadian dollars. The foreign currency risk associated with the Company's foreign currency denominated accounts receivable and payable balances as at September 27, 2003 is not material.

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

13. RESTRUCTURING COSTS

The Company intends to proceed with a restructuring of its operations to streamline operating processes and consolidate facilities which serve the Company's mass merchant customers and improve its manufacturing operations through anticipated product line rationalization and through the movement of certain product lines to lower wage cost locations. The restructuring will be completed in stages and will involve the closure of certain of the Company's manufacturing locations and the transfer of manufacturing and administrative activities, as well as certain assets, to other CFM facilities. In addition, as part of this restructuring, several of the Company's warehouses in the United States will be closed and distribution centralized into two larger distribution centres to more efficiently serve the Company's mass merchant customers. Currently management expects the restructuring activities to be completed by the end of fiscal 2004.

As at September 27, 2003, the following restructuring costs had been incurred:

Provision for severance and benefits	296
Assets impairment:
Inventory	3,978
Capital assets	3,712
7,986

As at September 27, 2003, none of the restructuring charges had been paid. The impairment charges were determined by using the expected present value method.

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

14. CONTINGENCIES AND COMMITMENTS

[a] Lease commitments

The Company is committed to premises and equipment leases with terms expiring at various dates during the next five years and thereafter. Future minimum annual payments under non-cancelable operating leases consist of the following at September 27, 2003:

$

2004	3,718
2005	3,380
2006	3,219
2007	2,997
2008	2,882
Thereafter	6,797
22,993

For the year ended September 27, 2003, payments under operating leased amounted to approximately $6,169 (2002 - $4,475; 2001 - $2,585).

[b] Legal

During the normal course of business, there are various claims and proceedings that have been or may be instituted against the Company. There are claims that are at the early stages of legal proceedings and thus the outcome of these matters are not determinable. These claims could have a material adverse affect on the consolidated financial position of the Company or its results of operations.

[c] Other

Pursuant to certain acquisitions, including a joint venture investment, the minority shareholders and joint venture partner have the option to cause the Company to purchase their interests. The Company has similar options to require the minority shareholders to sell their shares. The purchase price in both cases would be based upon a prescribed valuation formula.

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

15. EARNINGS PER SHARE

Basic earnings per share has been determined by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed in accordance with the treasury stock method and is based on the weighted average number of common shares and dilutive common share equivalents outstanding.

	For the year ended	For the year ended	For the year ended
	September 27, 2003	September 28, 2002	September 29,2001
	$	$	$

Earnings for period	35,857	42,081	31,398

Weighted average number of shares outstanding	40,215	39,836	38,346
Basic earnings per share	0.89	1.06	0.82

Diluted earnings per share
Weighted average number of shares outstanding	40,215	39,836	38,346
Add: Dilutive effect of stock options	436	1,048	386
Adjusted weighted average number of shares outstanding	40,651	40,884	38,732

Diluted earnings per share	0.88	1.03	0.81

16. CUMULATIVE TRANSLATION ADJUSTMENT

For the year ended September 27, 2003, the change in the cumulative translation adjustment balance on the Company's net investment in self-sustaining foreign operations of $44,792 related primarily to the strengthening of the Canadian dollar against the U.S. dollar during the year.

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

17. CONSOLIDATED STATEMENTS OF CASH FLOWS

The net change in non-cash working capital balances consists of the following:

	For the year ended	For the year ended	For the year ended
	September 27, 2003	September 28, 2002	September 29, 2001
	$	$	$

Accounts receivable	1,445	(16,238)	(14,535)
Inventory	(2,613)	(16,929)	(2,769)
Prepaid and other expenses	980	(2,062)	(1,094)
Other assets	(265)	(3,093)	(368)
Accounts payable and accrued liabilities	8,244	14,428	3,695
Income taxes recoverable (payable)	350	11,753	(5,575)
	8,141	(12,141)	(20,646)

18. EMPLOYEE BENEFIT PLANS

The Company maintains various employee benefit plans which include a defined contribution plan and a multi-employer defined benefit plan. Contributions to the multi-employer defined benefit plan are predetermined based on agreements. During the year, the Company's benefit plan expenditures were $1,641 [2002 - $1,750; 2001 - $1,457].

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

19. SEGMENTED INFORMATION

The Company operates in one business segment, home products, which includes the development, manufacture, and sale of hearth and heating products, barbecue and outdoor products and water dispensing and purification products. In light of the growth and significance of barbecue and outdoor products to the overall revenue of CFM, the Company's revenue has been disclosed by product category.

The Chief Executive and Operating Officers of CFM review consolidated operating results to assess the performance of the business. The Company's business organization structure and performance measurement systems are not based on product categories.

	For the year ended	For the year ended	For the year ended
	September 27, 2003	September 28, 2002	September 29, 2001
	$	$	$

Net external sales:
Hearth and heating products	452,548	443,250	397,586
Barbecue and outdoor products	216,431	132,982	18,746
Water	16,684	-	-
	685,663	576,232	416,332

Geographic information:

The Company conducts substantially all of its business activities in North America. External sales are allocated on the basis of sales to external customers.

External sales:

	U.S.	Canada	Other	Total
	$	$	$	$

Year ended September 27, 2003	534,752	118,733	32,178	685,663
Year ended September 28, 2002	472,824	81,614	21,794	576,232
Year ended September 29, 2001	345,904	51,552	18,876	416,332

Capital assets, goodwill and intangibles:

	U.S.	Canada	Other	Total
	$	$	$	$

Year ended September 27, 2003	243,835	73,091	9,820	326,746
Year ended September 28, 2002	277,841	68,510	11,039	357,390
Year ended September 29, 2001	229,770	32,287	10,437	272,494

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

20. FOREIGN EXCHANGE

Foreign exchange gains for the year ended September 27, 2003 of $366 (2002 - losses of $999; 2001 - losses of $467) are included in selling and administrative, research and development expenses on the Statement of Operations.

21. RELATED PARTY TRANSACTION

During 2001, the Company purchased for $307 an exclusive perpetual license to manufacture, market and sell products. The license was purchased from an entity in which officers of the Company had a non-controlling interest.

22. COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS

The comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the 2003 financial statements.

23. SUBSEQUENT EVENT

On October 8, 2003, the Company acquired substantially all of the assets of Temtex Industries Inc., and certain assets of its subsidiary, Temco Fireplace Products Inc., as well as all of the shares of its subsidiary Temcomex S.A. de C.V. a Mexican corporation for U.S.$7 million. Temcomex, located in Mexicali, Mexico manufactures wood-burning and gas fireplaces.

24. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles ["GAAP"] as applied in Canada which are different in some respects from those applicable in the United States, as described below.

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

Consolidated statements of income and comprehensive income (loss)

The following table presents net income, comprehensive net income and earnings per share information following United States GAAP:

	2003	2002	2001
	$	$	$

Net income for the year based on Canadian GAAP	35,857	42,081	31,398
Integration costs of business combination and amortization thereof [a]	-	-	126
Deferred charges and amortization thereof [b]	683	(949)	(1,892)
Stock-based compensation [c]	323	(9,067)	(377)
Net income for the year based on U.S. GAAP	36,863	32,065	29,255
Change in cumulative translation adjustment	(44,719)	(3,748)	13,686
Comprehensive income (loss), U.S. GAAP	(7,856)	28,317	42,941

Basic earnings per share based on U.S. GAAP	0.92	0.80	0.76
Diluted earnings per share based on U.S. GAAP	0.91	0.78	0.76

Weighted average number of shares outstanding [in thousands]
Basic	40,215	39,836	38,346
Diluted	40,651	40,884	38,724

(a) Integration costs of business combination

Under Canadian GAAP, companies are allowed to recognize integration and restructuring costs of the acquiring entity under the purchase method if it can be demonstrated that the costs are a direct substitute for costs that would otherwise be incurred with respect to the acquired business. The acquiring entity's restructuring costs were incurred as a direct result of an acquisition. However, for purposes of U.S. GAAP such restructuring costs have been expensed to the extent they qualify as exit costs or as incurred.

(b) Deferred charges

Under Canadian GAAP, the Company capitalized certain development costs and costs to start up a barbeque facility. Under U.S. GAAP, these costs are expensed during the year. As a result, during the year, $655 ($406 net of income taxes) of deferred charges have been expensed and $1,601 ($991 net of income taxes) of amortization and write-downs of $158 ($98 net of income taxes) relating to prior years' adjustments have been reversed. In 2002, $2,806 ($1,740 net of income taxes) of deferred charges have been expensed (2001 - $3,251; $2,016 net of income taxes) and $1,287 ($791 net of income taxes) of amortization relating to prior years has been reversed (2001 - $183; $124 net of income taxes).

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

(c) Share issue costs

Under Canadian GAAP, the Company records stock issue costs as an adjustment to retained earnings. Under U.S. GAAP, the carrying amount of capital stock is shown net of issue costs.

(d) Warranty provision

In late 2002, the FASB issued Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.

In February 2003, the CICA issued Accounting Guideline No. 14, Disclosure of Guarantees ("AcG-14"). AcG-14 requires a guarantor to disclose significant additional information about guarantees it has provided, without regard to whether it will have to make any payments under the guarantees. This guideline is generally consistent with the disclosure requirements for guarantees in FIN 45, except that it does not apply to product warranties.

FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying liability that is related to an asset, a liability, or an equity security of the guaranteed party; or another entity's failure to perform under an obligating agreement. Under FIN 45, guarantors are not required to disclose the maximum potential amount of future payments under product warranties. Rather, they are required to disclose their accounting policy and method used in determining the liability for product warranties and a reconciliation of the changes in the product warranty liability for the reporting period. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002.

CFM Corporation offers warranties on merchandise for specific periods ranging from one year to lifetime warranties on certain replacement parts and merchandise. The specific terms and conditions of those warranties vary depending upon the product sold. The Company estimates the costs that may be incurred under its warranty programs based on its historical experience and expectations and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company's warranty liability include the mix of products sold and historical warranty claims experience.

Changes in the Company's product warranty liability during the year ended September 27, 2003 are as follows:

	2003	2002
	$	$

Balance, beginning of year	2,315	1,965
Warranty costs accrued during the year	7,928	5,168
Warranty claims paid during the year	(6,217)	(4,818)

Balance, end of year	4,026	2,315

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

(e) Stock-based compensation

Under U.S. GAAP, the Company accounts for stock options granted to employees using the intrinsic method under APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Prior to September 26, 2002, it was the Company's practice to settle stock options in cash at the request of the holder. As such, the Company recorded compensation expense relating to its stock options in accordance with the provisions of FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans - An Interpretation of APB Opinions No. 15 and 25" ("FIN 28"). FIN 28 requires compensation to be continually re-measured based on the current market value of the underlying share and the resulting accrual is recognized as a liability on the balance sheet.

On September 26, 2002, the Company's Board of Directors approved a resolution stating that the Company would no longer settle stock options in cash. As it is the Company's policy to grant stock options with an exercise price equal to the fair value of the underlying share on the date of grant, the Company does not expect to record compensation expense under the provisions of APB 25 for options granted to employees subsequent to September 26, 2002. Compensation expense has been recorded for variable stock option plans.

Under Canadian GAAP, the Company does not record compensation expense relating to stock options. Consideration paid by employees on the exercise of stock options for shares is credited to capital stock. Consideration paid by the Company on the cash settlement of stock options is debited to retained earnings.

The required accounting under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ["SFAS 123"] is consistent with that required under APB 25 for stock options that can be settled in cash at the option of the holder.

Under U.S. GAAP, the Company is required to make proforma disclosures of basic and diluted earnings per share for those options granted subsequent to September 26, 2002 as if the fair value method of accounting has been applied. The required disclosure would be the same as those disclosed under Canadian GAAP.

The proforma effects of applying the provisions of SFAS 123 on net income and earnings per share on options granted subsequent to September 26, 2002 are:

For the year ended
September 27, 2003

Net income for the year under US GAAP:
As reported	36,863
Proforma	36,423

Proforma earnings per share under U.S. GAAP:
Basic	0.91
Diluted	0.90

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

(f) Comprehensive income

For purposes of reconciliation to U.S. GAAP, the Company presents the disclosure requirements of Statement of Financial Accounting Standards No. 130 ["SFAS 130"] in these consolidated financial statements. SFAS 130 requires the presentation of comprehensive income and its components. Comprehensive income includes all changes in equity during a period except shareholder transactions. Other comprehensive income is comprised of the cumulative foreign exchange gains or losses.

Recently issued pronouncements

Canadian GAAP Standards

The CICA has amended CICA 3870, Stock Based Compensation and other Stock Based Payments, to require equity instruments awarded to employees be measured and expensed, eliminating the current provisions which permit a company to only disclose the fair value. The transitional provisions for the amendments include both retroactive and prospective alternatives, and are dependent upon whether the Company applies the amended provisions in fiscal 2004 or 2005.

United States GAAP Standards

Statement of Financial Accounting Standard no. 149 ("SFAS 149"), which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133 was issued in the United States. SFAS 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cashflows. This statement is effective for the Company in the upcoming fiscal year but is not expected to have any significant impact on the Company's consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation ["FIN"] 46, "Consolidation of Variable Interest Entities an interpretation of ARB No. 51" [the "Interpretation"]. The Interpretation introduces a new consolidation model - the variable interests model - which determines control [and consolidation] based on potential variability in gains and losses of the entity being evaluated for consolidation. The Interpretation requires disclosure of certain information in financial statements initially issued after January 31, 2003, if it is reasonably possible that an enterprise will consolidate or disclose information about a variable interest entity when Interpretation 46 becomes effective. As the Company is a foreign private issuer, Interpretation 46 will be effective for the Company in the upcoming fiscal year but is not expected to have a significant impact on the Company's consolidated financial statements.

In May 2003, the FASB issued FAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". FAS 150 establishes standards for the measurement and classification of certain financial instruments with characteristics of both liabilities and equity. FAS 150 is effective for financial instruments entered into or modified after May 31, 2003. This standard is effective for the Company in the upcoming fiscal year but is not expected to have a significant impact on the Company's consolidated financial statements.

CFM Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

[in thousands of Canadian dollars]

September 27, 2003

Consolidated balance sheet items

The following summarizes the consolidated statements of financial position in accordance with U.S. GAAP where different from the amounts reported under Canadian GAAP:

	2003	2002
	$	$

Assets
Prepaid and other expenses	2,141	3,559
Future income taxes - current	18,581	10,533
Capital assets, net	101,437	116,037
Other assets	3,032	1,524
Goodwill, net	212,974	228,025

Liabilities
Accrued employee compensation	9,168	7,844
Income taxes payable	2,661	960
Future income taxes - current	1,920	147
Future income taxes - non-current	22,219	24,034

Shareholders' equity
Share capital	165,340	163,266
Accumulated other comprehensive income (loss)	(19,342)	25,377
Retained earnings	180,438	148,924